Exhibit 5.1

[Letterhead of Shearman & Sterling LLP]

September 1, 2015

The Dow Chemical Company

Blue Cube Spinco Inc.

2030 Dow Center

Midland, Michigan 48674

RE: Registration Statement on Form S-4 and Form S-1 (333-204006) filed by Blue Cube Spinco Inc.

Ladies and Gentlemen:

We have acted as counsel to The Dow Chemical Company, a Delaware corporation (the “Company”), and are furnishing this opinion letter to the Company in connection with the filing of a Registration Statement on Form S-4 and Form S-1 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) by Blue Cube Spinco Inc., a Delaware corporation (“Splitco), a wholly owned subsidiary of the Company, with the U.S. Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering by the Company of the shares of common stock of Splitco, par value $0.001 (“Splitco common stock”), to be distributed to shareholders of the Company pursuant to the exchange offer described in the Registration Statement.

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Merger Agreement, dated March 26, 2015, among the Company, Splitco, Olin Corporation and Blue Cube Acquisition Corp. and the Separation Agreement, dated March 26, 2015, among the Company and Splitco (the “Separation Agreement”).

(b)	The Registration Statement, filed on May 8, 2015 and each amendment thereto.

(c)	The Certificate of Incorporation of Splitco and the First Amendment to the Certificate of Incorporation, dated as of March 23, 2015, and the Bylaws of Splitco, dated March 13, 2015.

(d)	The originals or copies of such other corporate records of Splitco, certificates of public officials and officers of Splitco and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review and otherwise for the purpose of this opinion letter, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of Splitco.

Based on the foregoing, and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the shares of Splitco common stock that have been issued prior to the date hereof are, and the additional shares of Splitco common stock to be issued pursuant to the Separation Agreement will be when so issued, duly authorized, validly issued, fully paid and nonassessable.

Our opinion set forth above is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law.

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the shares of Splitco common stock and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In addition, we consent to the reference to Shearman & Sterling LLP under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinion expressed herein.

Very truly yours,

/s/ Shearman & Sterling LLP

GC/RA/JS/YK

RE

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